Exhibit 99.1

BSD MEDICAL CORPORATION	Contact: William Barth
2188 West 2200 South	Telephone: (801) 972-5555
Salt Lake City, Utah 84119-1326	Facsimile: (801) 972-5930
NASDAQ:BSDM	Email: investor@bsdmc.com

For Immediate Release

BSD Medical Announces Second Quarter Fiscal 2014 Financial Results

Total Revenues More Than Double for the Second Consecutive Quarter

Company to Hold Investment Community Conference Call at 2:00 p.m. Eastern Today

SALT LAKE CITY,April 9, 2014 - BSD Medical Corporation (NASDAQ: BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for the three months and six months ended February 28, 2014.

Second Quarter of Fiscal 2014 Highlights (all comparisons with the second quarter of fiscal 2013)

•	Total revenues increased 106% to $1.7 million

•	Operating costs and expenses declined slightly to $2.2 million

•	Net loss of $1.5 million, an improvement of $.4 million from $1.9 million

First Half of Fiscal 2014 Highlights (all comparisons with the first half of fiscal 2013)

•	Total revenues doubled to $3.0 million compared to $1.5 million

•	Gross margin improved to 48%, from 40%

•	Operating costs and expenses were reduced to $4.4 million from $4.7 million

•	Net loss of $3.0 million dollars, a $1.1 million improvement from a net loss of $4.1 million

•	Total sales backlog of $1.6 million, a 96% increase

The Company reported cash and equivalents of $7.0 million and no debt at February 28, 2014.

Management Commentary

“We are pleased to report our second consecutive quarter of more than 100% year-over-year revenue growth, and a reduced loss,” said Harold Wolcott, President of BSD Medical. “Our higher revenues are primarily from increasing sales of our MicroThermX products.  Our operating costs and expenses remained relatively unchanged from the prior year, even though we more than doubled total revenues. By increasing sales and reducing operating costs and expenses, we significantly reduced our net loss, compared with the same prior year periods.”

“BSD is very encouraged with the progress and the sales momentum for the MicroThermX system under our exclusive master distribution agreement with Terumo Europe NV.  Terumo has already established sales in many of the Western European countries.   Terumo will now expand its marketing into additional Western European countries, Eastern European countries, and several other markets defined in the distribution agreement,” Mr. Wolcott added.   “We see tremendous potential for the MicroThermX Microwave Ablation System to meet the worldwide market trend toward effective, less invasive and more cost-effective therapies.”

“With the recent approval by the Taiwan Food and Drug Administration for the BSD-2000 Hyperthermia System, we were able to ship additional hyperthermia systems in the first half of fiscal 2014.  Our distributor in Taiwan has also committed to purchase other BSD-2000 Hyperthermia Systems before the end of BSD’s current fiscal year,”  Mr. Wolcott concluded.

Second Quarter and First Half of Fiscal 2014 Operating Summary

BSD reported total revenues for the second quarter of fiscal year 2014 of $1.7 million, more than doubling the $0.8 million from the second quarter of fiscal year 2013. This increase in revenues was driven primarily by increased sales of MicroThermX products and the sale of two hyperthermia systems. The Company has a current sales backlog of $1.6 million.

Gross margin was $0.8 million, or 45% of total revenues, for the second quarter of fiscal 2014, compared to $0.4 million, or 49% of total revenues, for the same period last year. Lower gross margin percent resulted from a change in product mix.

Operating costs and expenses declined slightly to $2.2 million during the second quarter of fiscal 2014 from $2.3 million in the comparable prior year period.

Increased sales and lower operating costs and expenses resulted in a reduction in our net loss. The Company reported a net loss of $1.5 million, or $0.04 per share, for the second quarter of fiscal 2014, compared with a net loss of $1.9 million, or $0.06 per share, for the second quarter of fiscal 2013.

Total revenues for the first half of fiscal 2014 increased 104% to $3.0 million, from $1.5 million in the prior year.  Gross margin was $1.5 million, or 48% of total revenues, for the six months ended February 28, 2014, compared with $0.6 million, or 40% of total revenues, for the six months ended February 28, 2013.  Operating costs and expenses for the first half of 2014 decreased to $4.4 million from $4.7 million in the prior year period.  Net loss for the first half of fiscal 2014 declined to $3.0 million dollars, or $0.09 per share, from a net loss of $4.1 million, or $0.14 per share, for the first half of fiscal 2013.

Conference Call
Management will hold a conference call today at 2:00 p.m. Eastern time/12:00 p.m. Mountain time to discuss financial results and provide a business update.  Individuals may participate on the call by dialing 877-941-1466 in the U.S. or 480-629-9870 outside the U.S. and entering passcode 4673204. A telephone replay will be available until April 16, 2014, by dialing 800-406-7325 in the U.S. or by dialing 303-590-3030 outside the U.S. and entering conference ID 4673204. The conference call will be available via webcast for 90 days by visiting the Investor Relations section of the Company's website at www.BSDMedical.com.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy. BSD’s product lines include both hyperthermia and ablation treatment systems. BSD’s MicroThermX microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue. The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia. Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China. For further information visit BSD Medical's website at www.BSDMedical.com.

Forward-Looking Statements.

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to its financial results and expectations, Terumo’s marketing plans, the potential for the MicroThermX Microwave Ablation System, the purchasing plans of our distributor in Taiwan and hyperthermia revenue opportunities. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the demand for the Company’s products, the ability of the Company to produce the products to meet the demand, global economic conditions and uncertainties in the geopolitical environment and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this release are based on limited information currently available to the Company, which is subject to change, and the Company will not necessarily update the information.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	February 28, 2014	August 31, 2013
Current assets:
Cash and cash equivalents	$7,023,187	$9,450,528
Accounts receivable, net of allowance for doubtful accounts of $20,000	669,988	899,969
Related party trade accounts receivable	5,026	24,201
Inventories, net	2,430,385	2,445,770
Other current assets	153,565	200,028

Total current assets	10,282,151	13,020,496

Property and equipment, net	1,286,087	1,319,880

	$11,568,238	$14,340,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$334,085	$521,417
Accrued liabilities	623,179	573,880
Customer deposits	324,630	317,480
Deferred revenue – current portion	693,808	730,593

Total current liabilities	1,975,702	2,143,370

Deferred revenue – net of current portion	13,038	53,115

Total liabilities	1,988,740	2,196,485

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 34,006,202 shares issued	34,007	34,007
Additional paid-in capital	58,157,627	57,739,056
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(48,611,902)	(45,628,938)

Total stockholders’ equity	9,579,498	12,143,891

	$11,568,238	$14,340,376

BSD MEDICAL CORPORATION
Condensed Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2014	February 28, 2013	February 28, 2014	February 28, 2013
Revenues:
Sales	$1,616,076	$766,084	$2,847,635	$1,283,698
Sales to related parties	1,748	6,275	18,434	76,546
Equipment rental	72,900	46,900	155,300	118,800

Total revenues	1,690,724	819,259	3,021,369	1,479,044

Cost of Revenues:
Cost of sales	918,426	411,365	1,547,137	820,235
Cost of related party sales	259	5,069	7,913	66,446
Cost of equipment rental	2,947	2,947	5,894	5,894

Total cost of revenues	921,632	419,381	1,560,944	892,575

Gross margin	769,092	399,878	1,460,425	586,469

Operating costs and expenses:
Research and development	559,287	558,691	1,062,044	1,085,958
Selling, general and administrative	1,682,319	1,705,682	3,387,032	3,594,931

Total operating costs and expenses	2,241,606	2,264,373	4,449,076	4,680,889

Loss from operations	(1,472,514)	(1,864,495)	(2,988,651)	(4,094,420)

Other income (expense):
Interest income	5,104	6,720	11,427	16,666
Other expense	(2,693)	(3,622)	(5,740)	(2,307)

Total other income	2,411	3,098	5,687	14,359

Loss before income taxes	(1,470,103)	(1,861,397)	(2,982,964)	(4,080,061)

Income tax benefit	-	-	-	-

Net comprehensive loss	$(1,470,103)	$(1,861,397)	$(2,982,964)	$(4,080,061)

Net loss per common share:
Basic	$(0.04)	$(0.06)	$(0.09)	$(0.14)
Diluted	$(0.04)	$(0.06)	$(0.09)	$(0.14)

Weighted average number of shares outstanding:
Basic	33,982,000	29,778,000	33,982,000	29,778,000
Diluted	33,982,000	29,778,000	33,982,000	29,778,000

BSD MEDICAL CORPORATION
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended
	February 28, 2014	February 28, 2013
Cash flows from operating activities:
Net loss	$(2,982,964)	$(4,080,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,377	70,026
Stock-based compensation	418,571	576,332
Decrease (increase) in:
Receivables	249,156	(183,526)
Inventories	15,385	23,922
Other current assets	46,463	(53,308)
Increase (decrease) in:
Accounts payable	(187,332)	103,455
Accrued liabilities	49,299	212,304
Customer deposits	7,150	16,270
Deferred revenue	(76,862)	(43,337)

Net cash used in operating activities	(2,399,757)	(3,357,923)

Cash flows from investing activities:
Purchase of property and equipment	(27,584)	(12,739)

Cash flows from financing activities	-	-

Net decrease in cash and cash equivalents	(2,427,341)	(3,370,662)
Cash and cash equivalents, beginning of the period	9,450,528	11,102,508

Cash and cash equivalents, end of the period	$7,023,187	$7,731,846